UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017 (February 14, 2017)

ContraFect Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36577	39-2072586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28 Wells Avenue, 3rd Floor, Yonkers, New York 10701

(Address of principal executive offices) (Zip Code)

(914) 207-2300

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2017, the Board of Directors (the “Board”) of ContraFect Corporation (the “Company”) increased the size of its Board from seven to eight directors, and elected Lisa R. Ricciardi, 56, as a director of the Company, to serve for a term expiring on the date of the Company’s 2017 annual meeting of shareholders (“Annual Meeting”). The Board has affirmatively determined that Ms. Ricciardi qualifies as an independent director under the rules of NASDAQ and as defined under applicable law. Ms. Ricciardi has been appointed to serve on the Compensation Committee of the Board (the “Compensation Committee”), replacing Sol Barer, Ph.D., and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”).

Ms. Ricciardi will participate in the Company’s Board approved compensation program for non-employee directors, entitling her to receive an annual retainer of $40,000, and two additional annual retainers of $5,000 each, for her service on each of the Compensation Committee and the Nominating Committee, each of said cash retainers to be made in respect of, and prorated to, Ms. Ricciardi’s service from the date of her appointment until the anticipated date of the next Annual Meeting. Ms. Ricciardi will also receive an initial award of an option to purchase 30,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price equal to $1.70, the closing price per share of the Company’s common stock on the date of the grant, and will vest and become exercisable as to 25% of the underlying shares on the date of the grant and as to an additional 25% on each of the first three anniversaries of the date of the grant, subject to Ms. Ricciardi’s continued service on the Board through each such vesting date. Ms. Ricciardi has also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTRAFECT CORPORATION

Date: February 15, 2017	By:	/s/ Natalie Bogdanos
Natalie Bogdanos
General Counsel and Corporate Secretary